VRDB FACT SUMMARY
$3,100,000
The Iredell County Industrial Facilities and Pollution Control Financing Authority
Industrial Development Revenue Bonds
(Riley Technologies Project)
Series 2006

- Payments on your letter of credit draws for principal will be made by debiting your Escrow account to be established at BB&T closer to the Escrow start date of February 1, 2007. Payments on your letter of credit draws for interest will be made by debiting your operating account **#5296168787** at BB&T.

- All fee payments (e.g., Remarketing, letter of credit, etc.) will be paid by check following receipt of the respective invoices.
  - Letter of credit reference number for your bond issue is **# 9511693869-00002**.
  - Letter of Credit fees are 1.50% on your outstanding balance; billed annually in advance on November 1 of each year (the anniversary date of your bond closing).
  - Remarketing fees are billed quarterly on February 1, May 1, August 1, and November 1 at the rate of .125% on the outstanding balance at the beginning of the quarter, with a minimum of $3,000 per year, beginning February 1, 2007.

- Maturity date of your bond issue is November 1, 2031.
- Interest payment dates are monthly with your first interest payment on December 1, 2006.
- Amortization occurs as follows on November 1 of each year:

Year	Amount	Year	Amount
2007	$200,000	2020	$100,000
2008	$200,000	2021	$100,000
2009	$200,000	2022	$100,000
2010	$200,000	2022	$100,000
2011	$200,000	2024	$100,000
2012	$200,000	2025	$100,000
2013	$100,000	2026	$100,000
2014	$100,000	2027	$100,000
2015	$100,000	2028	$100,000
2016	$100,000	2029	$100,000
2017	$100,000	2030	$100,000
2018	$100,000	2031	$100,000
2019	$100,000		

*Principal escrow fund payments begin February 1, 2007 in an amount equal to 1/4th of the following year's principal amortization.

Closed: November 16, 2006

CUSIP # 462673 AN 4
Unrated
L/C Expiration: Nov. 16, 2009

Doc ID: 010304460019 Type: CRP
Recorded: 11/15/2006 at 12:58:56 PM
Fee Amt: $68.00 Page 1 of 19
Iredell County, NC
Brenda D. Bell Register of Deeds
BK 1800 PG 2466-2484

19

Drawn By and Return to:
Helms Mulliss & Wicker, PLLC (BGW)
Post Office Box 31247
Charlotte, North Carolina 28231

STATE OF NORTH CAROLINA

COUNTY OF IREDELL

DEED OF TRUST,
SECURITY AGREEMENT AND
ASSIGNMENT OF RENTS AND LEASES

☒ COLLATERAL IS OR INCLUDES FIXTURES

☒ This Deed of Trust secures an obligation incurred for the construction of an improvement on the Land and as such constitutes a "construction mortgage" under Section 25-9-334, North Carolina General Statutes.

THIS DEED OF TRUST AND SECURITY AGREEMENT (the "Deed of Trust") is made and entered into as of November 1, 2006, by and among

R & S HOLDINGS, LLC, an Indiana limited liability company (the "Grantor") with an address of 170 Overhill Drive, Mooresville, NC 28117;

BB&T COLLATERAL SERVICE CORPORATION, a North Carolina corporation, with an address of 200 West Second Street, 3rd Floor, Winston-Salem, North Carolina 27102-1255 (the "Trustee"); and

BRANCH BANKING AND TRUST COMPANY a North Carolina state banking association, with an address of 163 Plantation Ridge Drive, Mooresville, NC 28117 (the "Bank").

WITNESSETH:

WHEREAS, the Grantor and RILEY TECHNOLOGIES, LLC, an Indiana limited liability company ("Riley", and together with Grantor, on a joint and several basis, collectively the "Borrower") has requested The Iredell County Industrial Facilities and Pollution Control

Financing Authority (the "Authority") to issue, pursuant to an Indenture of Trust, dated as of November 1, 2006 (said Indenture of Trust and any amendments or supplements thereto being the "Indenture") between the Authority and Branch Banking and Trust Company, as trustee (the "Bond Trustee"), $3,100,000 aggregate principal amount of Industrial Development Revenue Bonds (Riley Technologies Project) Series 2006 (the "Bonds");

WHEREAS, the Authority will loan part of the proceeds from the sale of the Bonds to the Borrower to enable it to, among other things, refinance all or a portion of the costs of the Project (as defined in the Reimbursement Agreement);

WHEREAS, in order to provide security for the payment when due of the principal of, premium, if any, and interest on, the Bonds, the Borrower has requested the Bank to issue an irrevocable letter of credit (the "Letter of Credit") initially in the amount of $3,135,672;

WHEREAS, the Borrower has entered into a Letter of Credit and Reimbursement Agreement dated as of November 1, 2006 with the Bank (the "Reimbursement Agreement") pursuant to which the Borrower has agreed to repay to the Bank all amounts paid by the Bank under the Letter of Credit and certain other amounts specified therein;

WHEREAS, the Grantor desires to secure (i) the repayment of all obligations which are payable under the Reimbursement Agreement and the Related Documents (as defined in the Reimbursement Agreement), (ii) the payment of any and all other indebtedness which this Deed of Trust by its terms secures and (iii) the performance of the covenants and agreements contained in the Reimbursement Agreement, this Deed of Trust and the other Related Documents;

NOW, THEREFORE, the Grantor, in consideration of the indebtedness herein recited, irrevocably grants and conveys to the Trustee and the Trustee's successors and assigns, in trust, with power of sale, all of the following described land, real property interests, buildings, improvements, fixtures, and other property hereinafter described:

(a) All that tract or parcel of land and other real property interests located in Iredell County, North Carolina and more particularly described in Exhibit A attached hereto and made a part hereof (the "Land"); and

(b) All buildings and improvements of every kind and description now or hereafter located, erected or placed on the aforesaid Land (the "Improvements") and all materials intended for construction, reconstruction, alteration and repair of such Improvements now or hereafter located thereon, all of which materials shall be deemed to be included within the premises hereby conveyed immediately upon the delivery thereof to the aforesaid Land, and all fixtures now or hereafter owned by the Grantor and attached to, located on or contained in or used in connection with the aforesaid Land and Improvements including, but not limited to, all apparatus, machinery, equipment, motors, elevators, fittings, radiators, ranges, awnings, shades, screens, blinds, carpeting, office equipment and other furnishings and all plumbing, heating, lighting, ventilating, refrigerating, incinerating, air conditioning and sprinkler equipment, appliances and apparatus, and fixtures and appurtenances thereto and all renewals or replacements thereof or articles in substitution thereof, whether or not the same are or shall be attached to the Land and

Improvements in any manner, (the "Tangible Personalty" which is hereinafter, collectively with the Land and Improvements, referred to as the "Premises");

And, as additional security for said indebtedness, the Grantor hereby conditionally assigns to the Bank all of the rents, issues, profits and revenues of the Premises from time to time accruing (the "Rents and Profits"), reserving only the right to the Grantor to collect the same as long as there shall exist no Event of Default (as defined in Article III);

As additional collateral and further security for said indebtedness, the Grantor does hereby assign to the Bank and grant to the Bank a security interest in all of the right, title and the interest of the Grantor in and to any and all leases (including equipment leases), rental agreements, management contracts, franchise agreements, construction contracts, architects' contracts, technical services agreements, licenses and permits now or hereafter affecting the Premises (the "Intangible Personalty") or any part thereof, and the Grantor agrees to execute and deliver to the Bank such additional instruments, in form and substance satisfactory to the Bank, as may hereafter be requested by the Bank to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed as a consent by the Bank to any lease, rental agreement, management contract, franchise agreement, construction contract, technical services agreement or other contract, license or permit, or to impose upon the Bank any obligation with respect thereto, and provided further that to the extent the Grantor has executed a specific separate assignment to the Bank of any Intangible Personalty, the Bank's rights and remedies with respect to such specific Intangible Personalty shall be governed by such separate assignment;

TO HAVE AND TO HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging, to the Trustee and the Trustee's successors and assigns to secure the indebtedness herein stated and upon this special trust that should the indebtedness secured hereby be paid according to the tenor and effect thereof when the same shall be due and payable and should the Borrower timely and fully discharge its obligations hereunder and under the Reimbursement Agreement, then the Premises, Land, Improvements and Tangible Personalty shall be reconveyed to the Grantor or the title thereto shall be revested according to the provisions of law and the lien on the Rents and Profits and Intangible Personalty shall terminate and upon such event this conveyance shall be null and void and this Deed of Trust will be canceled of record by the Bank at the request and expense of the Grantor.

All the Tangible Personalty which comprises a part of the Premises shall, as far as permitted by law, be deemed to be affixed to the aforesaid Land and conveyed therewith. As to the balance of the Tangible Personalty and the Intangible Personalty, this Deed of Trust shall be a security agreement, and the Grantor grants and conveys to the Bank a security interest in all such Tangible Personalty and such Intangible Personalty and all the products and proceeds of the foregoing, including without limitation, insurance proceeds relating to the same. In that regard, the Grantor grants to the Bank all of the rights and remedies of a secured party under the North Carolina Uniform Commercial Code.

The Grantor, the Trustee and the Bank covenant, represent and agree as follows:

ARTICLE I
The Obligations Secured

1.1 **The Obligations**. This Deed of Trust is executed to secure (i) the repayment of all obligations which are payable under the Reimbursement Agreement and the Related Documents (as defined in the Reimbursement Agreement), (ii) the payment of any and all other indebtedness which this Deed of Trust by its terms secures, and (iii) the performance of the covenants and agreements contained in the Reimbursement Agreement, this Deed of Trust and the other Related Documents (collectively, the "Obligations").

1.2 **Amount Secured**. This Deed of Trust secures all present and future indebtedness owing by the Borrower under the Obligations and all other sums from time to time owing to the Bank by the Borrower under the Related Documents. The amount of the present disbursement secured hereby is zero dollars ($-0-) and the maximum principal amount of the disbursements which may be secured hereby at any one time is Three Million One Hundred Thirty-Five Thousand Six Hundred Seventy-Two and 00/100 Dollars ($3,135,672.00). The time period within which such future disbursements are to be made is the period between the date hereof and the date fifteen (15) years from the date hereof. Disbursements secured hereby shall not be required to be evidenced by a "written instrument or notation" as described in Section 45-68(2) of the North Carolina General Statutes, it being the intent of the parties that the requirements of Section 45-68(2) for a "written instrument or notation" for each advance shall not be applicable to disbursements made under the Reimbursement Agreement or the Letter of Credit.

ARTICLE II
Grantor's Covenants, Representations and Agreements

2.1 **Title to Property**. The Grantor represents and warrants that it is seized of the Land and Improvements and any fixtures in fee and has title to any appurtenant easements and has the right to convey the same in fee simple, that title to such property is free and clear of all encumbrances except for the matters shown on Exhibit B attached hereto (the "Permitted Encumbrances"), and that the Grantor will warrant and defend the title to such property against the claims of all persons or parties except for Permitted Encumbrances. As to the balance of the Premises, the Rents and Profits and the Intangible Personalty, the Grantor represents and warrants that it has title to such property, that it has the right to convey such property and that it will warrant and defend such property against the claims of all persons or parties. In addition, the Grantor represents and warrants that the Bank shall have a duly perfected first priority security interest and lien of record in the Premises, the Rents and Profits and the Intangible Personalty. With respect to the Tangible Personalty and the Intangible Personalty covered by the security interest created herein, the Grantor warrants and represents that it is and will continue to be the absolute owner of such Tangible Personalty and Intangible Personalty, now owned and upon the acquisition of the same, free and clear of all encumbrances and security interests other than the security interest created hereunder, and that it will defend the same and any products and proceeds thereof against all claims and demands of all persons at any time claiming the same or any interest therein adverse to the Bank.

2.2 **Payment of Obligations**. The Grantor will punctually pay the principal and interest and all other sums secured hereby at the time and place and in the manner specified in the Reimbursement Agreement, this Deed of Trust and the other Related Documents.

2.3 **Taxes and Fees**. The Grantor will pay as they become due all taxes, general and special assessments, insurance premiums, permit fees, inspection fees, license fees, water and sewer charges, franchise fees and equipment rents against them or the Premises, and the Grantor, upon request of the Bank, will submit to the Bank receipts evidencing said payments. If requested by the Bank, the Grantor will maintain reserves to cover said expenses in an amount determined to be adequate by the Grantor's independent auditors. The Grantor may contest in good faith any taxes or general or special assessments and in such event withhold payment to the taxing or assessing authority during any such contest, except that in the event the taxing or assessing authority commences action to foreclose any lien of such person on the Premises, the Grantor shall promptly pay all amounts owing.

2.4 **Reimbursement**. The Grantor agrees that if it shall fail to pay when due any tax, assessment or charge levied or assessed against the Premises or any utility charge, whether public or private, or any insurance premium or if it shall fail to procure the insurance coverage and the delivery of the insurance certificates required herein, or if it shall fail to pay any other charge or fee described in Sections 2.3, 2.7, or 2.14, the Reimbursement Agreement or any Related Document, then the Bank, at its option, and after notice to the Grantor (provided no notice is required if the Bank determines the need to pay such item is an emergency and in any event the failure to provide notice shall not be a defense to the reimbursement by the Grantor of the Bank for such sums) may pay or procure the same, subject, however, to the right of the Grantor to contest any taxes or assessments as provided in Section 2.3 hereof. The Grantor will reimburse the Bank upon demand for any sums of money paid by the Bank pursuant to this Section, together with interest on each such payment at the Default Rate (as defined in the Reimbursement Agreement) and all such sums and interest thereon shall be secured hereby.

2.5 **Additional Documents**. The Grantor hereby irrevocably authorizes the Bank to file (with, or to the extent permitted by applicable law, without the signature of the Grantor appearing thereon) financing statements (including amendments thereto and initial financing statements in lieu of continuation statements) or other documents (including copies thereof) showing the Grantor as "debtor" at such time or times and in all filing offices as the Bank may from time to time determine to be necessary or advisable to perfect or protect the rights of the Bank hereunder. For the period in which the Obligations remain unpaid, the Grantor hereby irrevocably makes, constitutes and appoints the Bank as the true and lawful attorney of the Grantor to sign the name of the Grantor, after the Grantor has failed or refused to timely execute such documents upon written request of the Bank, on any financing statement, continuation of financing statement or similar document required to perfect or continue such security interests.

2.6 **Sale or Encumbrance**. Except as permitted herein, or by the Reimbursement Agreement, the Grantor will not sell, transfer, exchange, lease, mortgage, encumber, pledge or otherwise dispose of all or any part of the Premises, Rents and Profits or the Intangible Personalty or engage in subordinate financing with respect thereto without the prior written consent of the Bank.

2.7 Fees and Expenses. The Grantor will pay or reimburse the Bank and the Trustee for all costs, reasonable attorneys' fees, and other expenses of whatever kind incurred by the Bank or the Trustee in connection with (i) any action, legal proceeding or dispute of any kind which affects the Obligations, the interest created herein, the Premises, the Rents and Profits or the Intangible Personalty, including but not limited to, any foreclosure of this Deed of Trust, enforcement of payment of the Obligations, any condemnation action involving the Premises or any action to protect the security hereof or (ii) the protection and preservation of the Premises, the Rents and Profits and the Intangible Personalty. Any such amounts paid by the Bank shall be due and payable upon demand and shall be secured hereby.

2.8 Leases and Other Agreements. Without first obtaining on each occasion the prior written approval of the Bank, the Grantor shall not cancel, surrender or modify or permit the cancellation of any lease (including any equipment lease), rental agreement, management contract, franchise agreement, construction contract, technical services agreement or other contract, license or permit now or hereafter affecting the Premises, or modify any of said instruments, or accept or permit to be made, any prepayment of any installment of rent or fees thereunder except to the extent permitted in Section 2.9 hereof. The Grantor shall faithfully keep and perform, or cause to be kept and performed, all of the covenants, conditions, and agreements contained in each of said instruments, now or hereafter existing, on the part of the Grantor to be kept and performed, including performance of all covenants to be performed under any and all leases of the Premises or any part thereof and shall at all times do all things necessary and appropriate to compel performance by each other party to said instruments of all obligations, covenants and agreements by such other party to be performed thereunder. Each lease of any part of the Premises is subject to the Bank's prior written approval, and, upon request of the Bank, certified copies of each such approved lease shall be submitted to the Bank.

2.9 Prepayment of Rent. If the Premises are ever rented to another Person by the Grantor, the Grantor will not accept any prepayment of rent or installments of rent for more than two months in advance without the prior written consent of the Bank.

2.10 Maintenance of Premises. The Grantor will abstain from and will not permit the commission of waste in or about the Premises and will maintain the Premises in good condition and repair, reasonable wear and tear excepted.

2.11 Identity of Grantor. The Grantor hereby acknowledges to the Bank that the identity of the Grantor and the expertise available to the Grantor were and continue to be material circumstances upon which the Bank has relied in connection with, and which constitute valuable consideration to the Bank for the extending for the benefit of the Borrower the Letter of Credit.

2.12 Compliance with Law. The Grantor will do, or cause to be done, all such things as may be required by law in order fully to protect the security and all rights of the Bank under this Deed of Trust. The Grantor shall not cause or permit the lien of this Deed of Trust to be impaired in any way.

2.13 Releases and Waivers. The Grantor agrees that no release by the Bank of any of the Grantor's successors in title from liability on the Obligations, no release by the Bank of any

portion of the Premises, the Rents and Profits or the Intangible Personalty, no subordination of lien, no forbearance on the part of the Bank to collect on the Obligations, or any part thereof, no waiver of any right granted or remedy available to the Bank and no action taken or not taken by the Bank shall in any way diminish the Grantor's obligation to the Bank or have the effect of releasing the Grantor, or any successor to the Grantor, from full responsibility to the Bank for the complete discharge of each and every of the Grantor's obligations hereunder or under the Reimbursement Agreement or any other Related Document.

2.14 **Insurance**. The Grantor shall maintain such insurance respecting the property covered hereby as required by the provisions of Section 2.16 hereof and the Reimbursement Agreement.

2.15 **Governmental Approval**. The Grantor shall at all times keep in full force and effect such governmental approvals as may be necessary to comply with all governmental requirements, including but not limited to environmental matters relating to the Premises as such requirements may exist from time to time, and the Grantor shall keep in full force and effect all material licenses and authorizations to do business.

2.16 **Casualty and Liability Insurance Required**. Until all of the Obligations secured hereby shall be paid in full, the Grantor will keep the Improvements and the Land continuously insured against such risks as are customarily insured against by businesses of like size and type engaged in the same or similar operations (including business interruption insurance) including, without limiting the generality of the foregoing:

(a) prior to completion of the construction of any Improvements, fire and extended coverage, builder's risk insurance on a "Special Form" or equivalent "all risk" basis in an amount equal to the replacement value of the Improvements so constructed or such other amount acceptable to the Bank and with such other provisions as required by the Bank;

(b) after completion of construction of any Improvements and at all times for Improvements and Tangible Personalty, casualty insurance in an amount not less than the full insurable value of all such property located at, and all improvements to, the Land, against loss or damage by fire and lightning and other hazards ordinarily included under uniform broad form standard extended coverage policies, limited only as may be provided in the standard broad form of extended coverage endorsement at the time of use in the State of North Carolina;

(c) general comprehensive liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Improvements or the Land (such coverage to include provisions waiving subrogation against the Bank) in amounts not less than $1,000,000 with respect to bodily injury to any one person, $1,000,000 with respect to two or more persons in any one accident and $1,000,000 with respect to property damage resulting from any one occurrence;

(d) liability insurance with respect to the Improvements and Land under the workers' compensation laws of the State of North Carolina, provided, however, that the

insurance so required may be provided by blanket policies now or hereafter maintained by the Grantor; and

(e) if at any time any portion of the Improvements is in an area that has been identified by the Secretary of Housing and Urban Development as having special flood and mudslide hazards, a policy of flood insurance covering such Improvements so located with amounts and coverage satisfactory to the Bank.

2.17 **General Requirements Applicable to Insurance.**

(a) Each insurance policy obtained in satisfaction of the requirements of Section 2.16 hereof:

(i) shall be by such insurer (or insurers) as shall be financially responsible, qualified to do business in North Carolina, and of good recognized standing;

(ii) shall be in such form and have such provisions (including, without limitation, the lenders' long-form loss payable clause, the waiver of subrogation clause, the deductible amount, if any, and the standard mortgagee endorsement clause), as are generally considered standard provisions for the type of insurance involved and are acceptable in all respects to the Bank;

(iii) shall prohibit cancellation or substantial modification, termination or lapse in coverage by the insurer without at least 30 days' prior written notice to the Bank;

(iv) shall provide that losses thereunder shall be adjusted with the insurer by the Grantor at its expense and, if requested by the Bank, the Bank, on behalf of the insured parties and any decision as to any adjustment shall require the consent of the Bank; and

(v) without limiting the generality of the foregoing, all insurance policies carried on real or personal property covered hereby shall name the Grantor and the Bank as parties insured thereunder as the respective interests of each of such parties may appear, and any loss thereunder shall be made payable and shall be applied as provided in Section 2.20 hereof.

(b) Prior to the expiration of any such policy, the Grantor shall, at the request of the Bank, furnish the Bank with evidence satisfactory to the Bank that the policy or certificate has been renewed or replaced or is no longer required by this Deed of Trust.

2.18 **Advances by the Bank.** In the event the Grantor shall fail to maintain, or cause to be maintained, the full insurance coverage required by this Deed of Trust, the Bank may (but shall be under no obligation to), after 10 days' written notice to the Grantor, contract for the required policies of insurance and pay the premiums on the same; and the Grantor agrees to reimburse the Bank to the extent of the amounts so advanced by it with interest thereon at the Default Rate or the maximum rate permitted by law, whichever is lower, from the date of

advance to the date of reimbursement. Any amounts so advanced by the Bank shall become an additional obligation of the Grantor, shall be payable on demand, and shall be deemed a part of the obligations of the Grantor secured by the liens of this Deed of Trust.

2.19 **Eminent Domain**. Until the Obligations secured hereby shall be paid in full, in the event that title to, or the temporary use of, the Improvements, the Land, or any part thereof shall be taken by Eminent Domain and except as otherwise required by Section 40A-68 of the North Carolina General Statutes, the Net Proceeds received as a result of such Eminent Domain shall be applied as provided in Section 2.20 hereof. The Bank shall be entitled to participate in any Eminent Domain proceedings at the expense of the Grantor, and the Grantor shall take such steps and execute such documents as shall permit such participation. No adjustment, compromise or settlement shall be made without the prior written consent of the Bank. For purposes hereof, "Eminent Domain" shall mean the taking of title to, or the temporary use of, the Land or Improvements or any part thereof pursuant to eminent domain or condemnation proceedings, or any voluntary conveyance of any part of the Land or Improvements during the pendency of, or as a result of a threat of, such proceedings. The provisions of this Section 2.19 shall be performed by the Grantor notwithstanding anything to the contrary contained in the Reimbursement Agreement.

2.20 **Application of Net Proceeds of Insurance and Eminent Domain**.

(a) The Net Proceeds of the insurance carried pursuant to the provisions of Sections 2.16(c) and 2.16(d) hereof shall be applied by the Grantor toward extinguishment of the defect or claim or satisfaction of the liability with respect to which such insurance proceeds may be paid.

(b) The Net Proceeds of the insurance carried with respect to the Improvements pursuant to the provisions of Sections 2.16(a), 2.16(b) and 2.16(f) hereof and the Net Proceeds resulting from Eminent Domain shall be paid to the Bank and applied as follows:

(i) If the amount of the Net Proceeds does not exceed $50,000, the Net Proceeds shall be paid to the Grantor and shall be applied to the repair, replacement, renewal or improvement of the Improvements as necessary.

(ii) If the amount of the Net Proceeds exceeds $50,000, the Net Proceeds shall be paid to and held by the Bank pending receipt of written instructions from the Grantor. At the option of the Grantor, to be exercised within the period of ninety (90) days from the receipt by the Bank of such Net Proceeds, the Grantor shall advise the Bank that (A) the Grantor will use the Net Proceeds for the repair, replacement, renewal or improvement of the Improvements (such funds to remain with the Bank and to be drawn down by the Grantor in the same manner as requisitions from the Construction Fund pursuant to Article VI of the Indenture except that the Bank shall perform all actions and be entitled to all rights of the Bond Trustee under such Article VI), or (B) the Net Proceeds shall be applied to the payment of <u>first</u>, all amounts owing to the Bank under the Obligations and <u>then</u>, to the extent of any remaining monies, to payment of the

Bonds. If the Grantor does not advise the Bank within said period of ninety (90) days that it elects to proceed under clause (A) to use such Net Proceeds for the repair, replacement, renewal or improvement of the Improvements, such Net Proceeds shall be applied to the payment as provided in clause (B) of the immediately preceding sentence.

The Grantor agrees that if it shall elect to use the moneys paid to the Bank pursuant to subsection (b)(ii) of this Section 2.20 for the repair, replacement, renewal or improvement of the Improvements, it will restore the Improvements, or cause the same to be done, to a condition substantially equivalent to its condition prior to the occurrence of the event to which the Net Proceeds were attributable. At the request of the Bank, the Grantor shall present evidence satisfactory to the Bank that sufficient funds (whether through Net Proceeds or additional funds supplied by Grantor) exist so that the Improvements can be so restored. To the extent that the Net Proceeds are not sufficient to restore or replace the Improvements, the Grantor shall use its own funds to restore or replace the Improvements. Prior to the commencement of such work, the Bank may require the Grantor to furnish a completion bond, escrow deposit or other satisfactory evidence of the Grantor's ability to pay or provide for the payment of any estimated costs in excess of the amount of the Net Proceeds. During such repair, replacement, renewal or improvement, the Bank shall hold all Net Proceeds and disburse them only upon receipt of invoices acceptable to the Bank indicating such repair, replacement, renewal or improvement. Any balance remaining after any such application of such Net Proceeds shall be paid to the Grantor. The Grantor shall be entitled to the Net Proceeds of any insurance or resulting from Eminent Domain relating to property of the Grantor not providing security for the Obligations.

(c) For purposes hereof, Net Proceeds, when used with respect to any insurance proceeds or award resulting from, or other amount received in connection with, Eminent Domain, shall mean the gross proceeds from such proceeds, award or other amount, less all expenses (including attorneys' fees) incurred in the realization thereof.

(d) The provisions of Sections 2.16, 2.17 and this 2.20 shall be performed by the Grantor notwithstanding anything to the contrary contained in the Reimbursement Agreement. In addition, the proceeds of any such insurance shall be held by the Bank subject to a lien in favor of the Bank to secure the Obligations and the Grantor hereby grants such lien to the Bank.

2.21 Parties to Give Notice. In case of any damage to or destruction of all or any part of the Improvements, the Grantor shall give prompt notice thereof to the Bank. In case of a taking or proposed taking of all or any part of the Improvements or Land or any right therein by Eminent Domain, the Grantor shall give prompt notice thereof to the Bank. Each such notice shall describe generally the nature and extent of such damage, destruction, taking, loss, proceeding or negotiations.

ARTICLE III
Events of Default

3.1 Events of Default. An "Event of Default" under the terms of this Deed of Trust shall be the occurrence or existence of any of the following events or conditions:

(a) Payment. Failure to pay when due and payable any amounts payable under this Deed of Trust or any other Obligations.

(b) Breach of Covenant. The failure of the Grantor to observe or perform any covenant, agreement or term of this Deed of Trust on its part to be performed or observed which shall remain unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring that it be remedied, shall have been given to the Grantor by the Bank.

(c) Event of Default Under Reimbursement Agreement or any Related Document. The occurrence of an Event of Default under the Reimbursement Agreement or any Related Document.

ARTICLE IV
Foreclosure

4.1 Remedies under Reimbursement Agreement; Foreclosure. Upon the occurrence of an Event of Default, the Bank shall have the rights and remedies respecting the Obligations as set forth in the Reimbursement Agreement following an event of default thereunder. Upon failure of the Grantor to repay all amounts owing on the Obligations when due following an Event of Default, the Bank may foreclose the lien of this Deed of Trust pursuant to the power of sale hereby granted or by judicial proceeding.

4.2 Power of Sale. The Trustee is hereby granted a power of sale and may sell the Premises (together with the Rents and Profits and Intangible Personalty), or such part or parts thereof or interests therein as the Bank may select after first having given such notice of hearing as to commencement of foreclosure proceedings and obtained such findings or leave of court as then may be required by law and then having given such notice and advertised the time and place of such sale in such manner as then may be provided by law, and upon such sale and any resale and, upon compliance with the law then relating to foreclosure proceedings, to convey title to the purchaser.

4.3 Proceeds of Sale. Following a foreclosure sale, the Trustee shall deliver to the purchaser the Trustee's deed (and bill of sale as to any personalty) conveying the property so sold without any covenant or warranty, expressed or implied. The recitals in the Trustee's deed shall be prima facie evidence of the statements made therein. The Trustee shall apply the proceeds of such sale in the following order to the extent permitted by law (a) to all costs and expenses of the sale, including but not limited to, reasonable Trustee's fees of not more than two percent (2%) of the gross sales price; (b) to all sums secured by this Deed of Trust; and (c) the excess, if any, to the person or persons legally entitled thereto.

ARTICLE III
Events of Default

3.1 **Events of Default**. An "Event of Default" under the terms of this Deed of Trust shall be the occurrence or existence of any of the following events or conditions:

(a) Payment. Failure to pay when due and payable any amounts payable under this Deed of Trust or any other Obligations.

(b) Breach of Covenant. The failure of the Grantor to observe or perform any covenant, agreement or term of this Deed of Trust on its part to be performed or observed which shall remain unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring that it be remedied, shall have been given to the Grantor by the Bank.

(c) Event of Default Under Reimbursement Agreement or any Related Document. The occurrence of an Event of Default under the Reimbursement Agreement or any Related Document.

ARTICLE IV
Foreclosure

4.1 **Remedies under Reimbursement Agreement; Foreclosure**. Upon the occurrence of an Event of Default, the Bank shall have the rights and remedies respecting the Obligations as set forth in the Reimbursement Agreement following an event of default thereunder. Upon failure of the Grantor to repay all amounts owing on the Obligations when due following an Event of Default, the Bank may foreclose the lien of this Deed of Trust pursuant to the power of sale hereby granted or by judicial proceeding.

4.2 **Power of Sale**. The Trustee is hereby granted a power of sale and may sell the Premises (together with the Rents and Profits and Intangible Personalty), or such part or parts thereof or interests therein as the Bank may select after first having given such notice of hearing as to commencement of foreclosure proceedings and obtained such findings or leave of court as then may be required by law and then having given such notice and advertised the time and place of such sale in such manner as then may be provided by law, and upon such sale and any resale and, upon compliance with the law then relating to foreclosure proceedings, to convey title to the purchaser.

4.3 **Proceeds of Sale**. Following a foreclosure sale, the Trustee shall deliver to the purchaser the Trustee's deed (and bill of sale as to any personalty) conveying the property so sold without any covenant or warranty, expressed or implied. The recitals in the Trustee's deed shall be prima facie evidence of the statements made therein. The Trustee shall apply the proceeds of such sale in the following order to the extent permitted by law (a) to all costs and expenses of the sale, including but not limited to, reasonable Trustee's fees of not more than two percent (2%) of the gross sales price; (b) to all sums secured by this Deed of Trust; and (c) the excess, if any, to the person or persons legally entitled thereto.

5.4 **Additional Rights Respecting Tangible Personalty and Intangible Personalty Upon an Event of Default**. Upon the occurrence of an Event of Default, the Bank may sell, lease, or otherwise dispose of all or any part of the Tangible Personalty or Intangible Personalty, at public or private sale, for cash or on credit, as a whole or in part, and the Bank may at such sale or sales purchase the Tangible Personalty or Intangible Personalty or any part thereof. The proceeds of such sale, lease, collection or other disposition shall be applied first to the costs and expenses of the Bank incurred in connection with such sale, lease, collection or other disposition, and then to such outstanding balance due on any and all indebtedness under the Obligations then owing by the Grantor to the Bank. Further, the Bank may require the Grantor to assemble the Tangible Personalty or the Intangible Personalty, or evidence thereof, and make it reasonably available to the Bank at one or more places to be designated by the Bank which are reasonably convenient to the Bank, and the Bank may take possession of the Tangible Personalty or Intangible Personalty and hold, prepare for sale, lease or other disposition and sell, lease or otherwise dispose of the Tangible Personalty or Intangible Personalty. Any required notice by the Bank of sale or other disposition or default, when mailed to the Grantor at its address set forth herein, shall constitute reasonable notice to the Grantor. In addition to, but not in limitation of, any of the foregoing, upon the occurrence of an Event of Default, the Bank may exercise any or all of the rights and remedies afforded to the Bank by the provisions of the North Carolina Uniform Commercial Code or otherwise afforded to the Bank under this Deed of Trust or the Reimbursement Agreement or the other Related Documents, with all such rights and remedies being cumulative and not alternative, and the Grantor agrees to pay the costs of collection, including, in addition to the costs and disbursements provided by statute, reasonable attorneys' fees and legal expenses which may be incurred by the Bank.

ARTICLE VI
General Conditions

6.1 **Substitution of Trustee**. If, for any reason, the Bank shall elect to substitute for the Trustee herein named (or for any successor to said trustee), the Bank shall have the right to appoint successor Trustee(s) by duly acknowledged written instruments, and each new Trustee immediately upon recordation of the instrument so appointing him shall become successor in title to the Premises for the uses and purposes of this Deed of Trust, with all the powers, duties and obligations conferred on the Trustee in the same manner and to the same effect as though he were named herein as the Trustee.

6.2 **Terms**. The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their heirs, successors and assigns. The term "Bank" shall include any payee of the Obligations hereby secured or any transferee thereof whether by operation of law or otherwise.

6.3 **Notices**. All notices required to be given hereunder shall be in writing and shall be deemed served at the earlier of (i) receipt or (ii) seventy-two (72) hours after deposit in registered or certified United States mail, postage prepaid, and addressed to the parties at the following addresses, or such other addresses as may from time to time be designated by written notice given as herein required:

to the Grantor:

R & S Holdings, LLC
170 Overhill Drive
Mooresville, NC 28117
Attention: William P. Riley, Member

to the Trustee:

BB&T Collateral Service Corporation
200 West Second Street, 3rd Floor
Winston-Salem, North Carolina 27102-1255

with a copy to:

Branch Banking and Trust Company
163 Plantation Ridge Drive
Mooresville, NC 28117
Attention: D. J. Barksdale

Personal delivery to a party or to any officer, partner, agent or employee of such party at its address herein shall constitute receipt. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall also constitute receipt. Notwithstanding the foregoing, no notice of change of address shall be effective until the date of receipt thereof by the other parties hereto.

6.4 Imposition of Tax. In the event of the passage of any state, federal, municipal or other governmental law, order, rule or regulation, in any manner changing or modifying the laws now in force governing the taxation of debts (and not income of the Bank) secured by deeds of trust or the manner of collecting taxes so as to affect adversely the Bank, the Grantor will promptly pay any such tax on or before the due date thereof.

6.5 Invalidation of Provisions. Invalidation of any one or more of the provisions of this Deed of Trust shall in no way affect any of the other provisions hereof, which shall remain in full force and effect.

6.6 Headings. The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Deed of Trust nor the intent of any provision hereof.

IN WITNESS WHEREOF, Grantor has executed this Deed of Trust and Security Agreement under seal as of the day and year first above written.

R & S HOLDINGS, LLC

By: ______________________
William P. Riley
Member

By: ______________________
Robert W. Riley
Member

STATE OF NORTH CAROLINA

COUNTY OF Iredell

I, April T. Pruitt, a Notary Public of the County and State aforesaid, certify that William P. Riley, who is a Member of R & S HOLDINGS, LLC, an Indiana limited liability company, personally appeared before me this day and acknowledged that he is a Member of said limited liability company, and that as a Member being duly authorized to do so, voluntarily executed the foregoing instrument on behalf of said company for the purposes stated therein.

I certify that the Signatory personally appeared before me this day, and
(check one of the following):

ATP (I have personal knowledge of the identity of the Signatory); or

_____ (I have seen satisfactory evidence of the Signatory's identity, by a current state or federal identification with the Signatory's photograph in the form of: *(check one of the following)*
_____ a driver's license; or
_____ other (describe _____________________); or

_____ (a credible witness has sworn to the identity of the Signatory).

WITNESS my hand and official seal this 1st day of November, 2006.

[signature]
Notary Public April T. Pruitt
(type or print name)

My commission expires: 4/17/2009

(SEAL)

APRIL T. PRUITT
NOTARY
PUBLIC
IREDELL COUNTY, N.C.

STATE OF NORTH CAROLINA

COUNTY OF Iredell

I, April T. Pruitt, a Notary Public of the County and State aforesaid, certify that Robert W. Riley, who is a Member of R & S HOLDINGS, LLC, an Indiana limited liability company, personally appeared before me this day and acknowledged that he is a Member of said limited liability company, and that as a Member being duly authorized to do so, voluntarily executed the foregoing instrument on behalf of said company for the purposes stated therein.

I certify that the Signatory personally appeared before me this day, and *(check one of the following):*

ATP (I have personal knowledge of the identity of the Signatory); or

____ (I have seen satisfactory evidence of the Signatory's identity, by a current state or federal identification with the Signatory's photograph in the form of: *(check one of the following)*

____ a driver's license; or

____ other (describe: ________________); or

____ (a credible witness has sworn to the identity of the Signatory).

WITNESS my hand and official seal this 1st day of November, 2006.

[signature]

Notary Public April T. Pruitt
(type or print name)

My commission expires: 4/17/2009

(SEAL)

APRIL T. PRUITT NOTARY PUBLIC IREDELL COUNTY, N.C.

EXHIBIT A

Property Description

BEING ALL OF LOT #63-B Talbert Pointe Business Park, Phase 4, Map 2 as the same is platted, planned and recorded in Plat Book 48, Page 3 in the Iredell County Registry, to which recorded map reference is hereby made to a more particular description of said lot.

This conveyance is made subject to a non-exclusive easement over and upon the access easements shown in Plat Book 2 at Page 144 (see Also Plat Book 48 page 3) and recorded in Deed Book 1687 at Page 2475 in the Iredell County Public Registry.

THIS CONVEYANCE IS MADE SUBJECT TO those certain Restrictive Covenants for Talbert Pointe Business Park, as set forth in an instrument recorded on June 18, 1998 in Deed Book 1082, at Page 907 and further subject to those Restrictive Covenants for Talbert Pointe Business Park Phase 4, as set forth in an instrument recorded in Deed Book 1212 at Page 2098 of the Iredell County Public Registry.

THIS CONVEYANCE IS MADE SUBJECT TO (and the Grantee hereinabove set out, by accepting this deed, covenants and agrees thereto) a mandatory membership in the Talbert Pointe Business Park Property Owners' Association, Inc., and such mandate shall run with the land and shall be appurtenant thereto as a specific charge thereto and no owner may in any way exempt himself, herself, or itself from such membership except in accord with the By-Laws and Restrictive Covenants of said Association; the By-Laws of which are recorded in Book 1082, at Page 921, in the Iredell County Public Registry.

EXHIBIT B

Permitted Encumbrances

General pole and line easement to Duke Power Company recorded in Book 129, Page 51;

Raw water line easement to Town of Mooresville recorded in Book 353, Page 501; 353 at Page 517 and Book 706, Page 778;

Easement twelve (12) feet in width recorded in Book 204, page 581;

Right of way to Alltel as recorded in Book 1099, Page 1198;

Non-exclusive easement over and upon the access easements shown in Deed Book 1687 at Page 2475, Iredell County Registry.

Property line Agreement recorded in Book 247 at Page 429 and Book 1056 Page 1701, Iredell County Registry

Subject to right of way 60' right of way for Uppercrest Drive, Infield Court, and Overhill Drive.

Subject to building restriction lines, easements and any other facts shown on plat recorded in Plat Book 47 at Page 27 and in Book 48 at Page 3, Iredell County Registry.

Easement and restrictions as noted in Deed Book 1082 Page 907 and Book 1212 Page 2098, Iredell County Registry.

Property is located within the WS-IV Critical and Protected Area of the Lake Norman Watershed Catawba River Basin, as designed by the North Carolina Division of Environmental Management and as appears on the Watershed Protection Map of Iredell County and Town of Mooresville.

Any discrepancies, conflicts, access, shortages in area or boundary lines, encroachments, overlaps, setbacks, easements or claims of easements, riparian rights, and title to the land within roads, ways, railroads, watercourses, burial grounds, marshes, dredged or filled areas or land below the mean highwater mark or with the bounds of any adjoining body of water, or other matters which would be revealed by a current inspection and accurate survey of the land.